     As filed with the Securities and Exchange Commission on November 8, 1995


                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                      FORM S-8
              REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               PPG INDUSTRIES, INC.
              (Exact name of registrant as specified in its charter)

                  Pennsylvania                      25-0730780
          (State or other jurisdiction of         (I.R.S. Employer
          incorporation or organization)          Identification No.)

                 One PPG Place
          Pittsburgh, Pennsylvania                    15272
          (Address of Principal                     (Zip Code)
          Executive Offices)

                               PPG INDUSTRIES, INC.
                            DEFERRED COMPENSATION PLAN
                             (Full title of the plan)

                  W. H. Hernandez, Senior Vice President, Finance
                  One PPG Place, Pittsburgh, Pennsylvania  15272
                      (Name and address of agent for service)

                                   (412) 434-2102
           (Telephone number, including area code, of agent for service)
                              ______________________

                          CALCULATION OF REGISTRATION FEE

                                     Proposed maxi- Proposed maxi-  Amount of
Title of securities   Amount to be   mum offering   mum aggregate   registra-
to be registered(a)   registered(b)  price per      offering price  tion fee
                                     unit(b)

Deferred Compensation
Obligations           $50,000,000       100%        $50,000,000     $17,241.14
          and
an indeterminate
number of shares of
PPG Industries, Inc.
Common Stock, par
value $1.66-2/3 per
share



(a) The Deferred Compensation Obligations are unsecured obligations of PPG Industries, Inc. to pay deferred compensation in the future in accordance with the terms of the PPG Industries, Inc. Deferred Compensation Plan (the "Plan"). Some portion of the Deferred Compensation Obligations may be paid in the future by delivering shares of Common Stock of PPG Industries, Inc. The number of shares to be delivered will depend on future elections of the participants of the Plan and cannot be determined at this time. By definition, the aggregate value of such shares cannot exceed that of the Obligations.

(b) Pursuant to Rule 457(h), estimated solely for the purpose of calculating the registration fee.

This is page one of 52 pages.  The Exhibit Index is on page 9.

                                 Part II
            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

      The following documents filed or to be filed with the Commission by PPG Industries, Inc. (the "Registrant" or the "Company") are incorporated by reference in this registration statement.

      (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1994;

      (b) The Registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995; June 30, 1995; and September 30, 1995;

      (c) The Registrant's Current Reports of Form 8-K dated April 4, 1995; April 20, 1995; July 31, 1995; October 19, 1995 and November 8,
1995;

      (d) The description of the Registrant's Common Stock contained in the Registrant's registration statement filed pursuant to Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act") and all amendments thereto and all reports filed for the purpose of updating such description; and

      (e) All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Form S-8 Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

ITEM 4.  DESCRIPTION OF SECURITIES

      Under the PPG Industries, Inc. Deferred Compensation Plan (the "Plan"), the Company will provide eligible employees of the Company the opportunity to enter into agreements for the deferral of future cash compensation (the "Deferral Amount(s)"). (The Plan is attached hereto as Exhibit 4. This description is intended to be a general description of the securities provided by the Plan and the Plan provisions shall control in all cases.)

      The obligations of the Company under each compensation deferral agreement (the "Obligations") will be unsecured general obligations of the Company to pay the deferred compensation in the future in accordance with the terms of the Plan and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

      The amount of compensation to be deferred by each Plan participant will be determined in accordance with the Plan based on the participant's elections. Each Obligation will be payable on a date or on a series of dates selected by the employee participant in accordance with the terms of the Plan. The Obligations will be indexed to one or more investment media individually chosen by each participant from a list specified pursuant to the Plan. A deferred compensation account will be maintained for each participant. Each participant's account will reflect the participant's Deferral Amounts adjusted to reflect the performance of the indexed investment media designated by the participant, including any appreciation or depreciation. The Company is not required to actually invest in any of the media specified by any of the participants.

      The Obligations are not subject to redemption in whole or in part prior to the individual payment date(s) specified by the participating employee. Payments will be made either in lump sums or in installments. The Company reserves the right to amend or terminate any participant's agreement or the Plan as a whole at any time provided that no such amendment or termination may adversely affect the right of the participant to the balance in his accounts as of the date of such amendment or termination.

      The Obligations are not convertible into another security of the Company except to the extent that ultimate payment of the Obligations to certain participants may, to the extent permitted by the Plan and elected by eligible participants, be made in the form of the Company's Common Stock (also being registered in indeterminate amount by this registration statement).

      The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. Each participant will be responsible for acting independently (within the limits of the Plan) with respect to, among other things, the giving of notices, responding to requests for consents, waivers or amendments pertaining to the Obligations, selection of investment media into which his deferred compensation is put and monitoring the performance of such media, and taking action upon default.

      The Plan also provides that in certain circumstances the Company will contribute to a participant's account in order to make up amounts which the Company would have contributed to certain qualified pension plans on behalf of the participant but for IRS regulatory limits and/or deferrals under the Plan.

      Participants are subject to certain penalties under the Plan's "Bad Boy" provisions. If the Company learns that a participant is engaged or employed as a business owner, employee or consultant in any activity which is in competition with any line of business of the Company, or otherwise engaged in activities detrimental to the Company's interests, the participant may be terminated from Plan participation, the participant's entire deferral account may be immediately distributed to him or her, the participant's account earnings may be recalculated retroactively under less favorable earnings assumptions, or the participant may undergo one or more of the above and/or such other diminution or forfeiture of benefits as the Company deems appropriate.

      The Company is filing this registration statement because of uncertainty as to whether the Obligations would or should be considered to be securities or to be subject to registration under the Securities Act of 1933. The filing of this registration statement is not an admission by the Registrant that the Obligations are securities or are subject to the registration requirements of the Securities Act of 1933 (from time to time also referred to herein as the "Act").

      Pursuant to the terms of the Plan, the Company may establish a "rabbi-trust." The trust, once established, would contain assets to be used in providing the Company with a source of funds to fulfill its obligations under the Plan. The Company is not obligated to maintain any specific or minimum level of assets in the trust other than in the event of a "change in control" situation. A "change in control" for this purpose is defined by the Plan.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

      The validity of the Obligations issuable under the Plan has been passed upon for the Company by Guy A. Zoghby, Esq., Senior Vice President and General Counsel of the Company. Mr. Zoghby owns shares of the Company's Common Stock and holds options to purchase additional shares. He will also be an eligible participant in the Plan and as such may elect to defer income under the Plan in exchange for Obligations.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Subchapter D of Chapter 17 (Section 1741, et seq.) of the Business Corporation Law of the Commonwealth of Pennsylvania (the "BCL") provides for indemnification of the Registrant's directors and officers against certain liabilities under certain circumstances.

      Article VI of the bylaws of the Registrant provides that a director, officer or employee shall be found to be entitled to indemnification for expenses (including attorney's fees) and any liability (including judgments, fines or penalties and amounts paid in settlement) actually and in good faith paid or incurred by any such person in connection with any actual or threatened proceeding (including any derivative lawsuits) by reason of the fact that such person is or was serving as a director, officer or employee of the Registrant or, at the request of the Registrant, was serving another corporation, partnership, joint venture, trust, employee benefit plan or other entity, unless a referee finds the conduct engaged in to have been such that, if so found by a court, indemnification would be prohibited by Pennsylvania law. The Registrant is also required to indemnify any such person (1) where there has been a determination by a court as to the conduct of the person claiming indemnification such that indemnification would not be prohibited by Pennsylvania law and (2) where the person is otherwise entitled to indemnification by Pennsylvania law. Expenses with respect to a proceeding which are incurred in good faith are required to be advanced by the Registrant prior to final disposition of the proceeding, subject to any obligation to repay the Registrant which is imposed by law or by provision in the Articles, bylaws, an agreement or otherwise. Under Pennsylvania law any such advancement of expenses must be made subject to an undertaking to repay the Registrant in the event that it is determined ultimately that the person receiving the advancement is not entitled to indemnification. A written request for such advancement of expenses must be made to the Secretary of the Registrant.

      The selection of the referee is to be made by the general counsel or, if the general counsel is the person claiming indemnification or is otherwise involved in the proceeding, by the senior officer who does not have such a relationship to the proceeding. The referee is defined to be an attorney with substantial expertise in corporate law, who is both independent of the parties and unbiased. The person claiming indemnification may object, within 10 days of the notice of selection of the referee, to the referee selected. If the parties cannot agree on the selection of a referee, or if the Registrant fails to propose a referee, within 45 days of the submission of the request for indemnification, the referee will be selected by the American Arbitration Association.

      The determination of entitlement to indemnification is made by the referee; however, the referee is required to find the person entitled to indemnification unless the referee finds that the conduct of the person was such that if so found by a court, indemnification would be prohibited by Pennsylvania law. The determination of the referee is binding on the Registrant but not on the person claiming indemnification.

      To the extent that a person is entitled to indemnification for only a portion of the expenses or liability resulting from a proceeding, the Registrant is required to indemnify the person for such portion.

      The bylaws authorize the Registrant to purchase and maintain insurance, to create a trust fund, to grant a security interest or to use other means (including, without limitation, establishing a letter of credit) to ensure the payment of indemnification.

      The Registrant specifically is authorized to enter into agreements with any director, officer or employee, which agreements may grant rights in furtherance of, different from, or in addition to, but not in limitation of, the rights to indemnification granted in the bylaws, without further shareholder approval of the terms and conditions of, or the form of, such agreements. Without limitation of the foregoing, in such agreements the Registrant may agree (1) to maintain insurance against certain expenses and liabilities and (2) to contribute to expenses and liabilities incurred in accordance with the application of relevant equitable considerations to the relative benefits to, and the relevant fault of, the Registrant.

      The bylaws provide (1) that the rights granted therein are contract rights, (2) that it will cover acts and omissions occurring on or after January 27, 1987, and (3) that the rights granted will continue as to a person who has ceased to be a director, officer or employee, with respect to a proceeding which results from acts or failures to act while such person was a director, officer or employee.

      Subchapter D of Chapter 17 of the BCL and the bylaws both also provide that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled.

      The Registrant also has a policy of directors and officers liability insurance to indemnify its directors and officers against certain liabilities incurred in their capacities as such.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

      Not applicable.

ITEM 8.  EXHIBITS

      Exhibit
        No.

        4       PPG Industries, Inc. Deferred Compensation
                Plan (Instrument defining the rights of
                holders)

        5       Opinion and consent of Guy A. Zoghby,
                Senior Vice President and General Counsel of the Registrant

       23.1     Consent of Independent Auditors

       23.2     Consent of Counsel--contained in
                opinion filed as Exhibit No. 5

       24       Powers of Attorney

ITEM 9.  UNDERTAKINGS

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference);

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the Registrant pursuant to Section 13 or
               Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference);

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and each filing of the annual report of the Plan pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (5) To deliver or cause to be delivered with the prospectus to each employee to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 of the Securities Exchange Act of 1934, unless such employee otherwise has received a copy of such report, in which case the Registrant shall state in the prospectus that it will promptly furnish, without charge, a copy of such report on written request of the employee. If the last fiscal year of the Registrant has ended within 120 days prior to the use of the prospectus, the annual report of the Registrant for the preceding fiscal year may be so delivered, but within such 120 day period the annual report for the last fiscal year will be furnished to each such employee.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

      The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, and Commonwealth of Pennsylvania, on the 8th day of November, 1995.

                                          PPG INDUSTRIES, INC.

                                          By  /s/ W. H. Hernandez
                                              W. H. Hernandez
                                              Senior Vice President, Finance

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

      Signature                Capacity                            Date


/s/ Jerry E. Dempsey      Director and Chairman of      )
    Jerry E. Dempsey      the Board of Directors        )
                          and President (Chief          )
                          Executive Officer)            )
                                                        )
                                                        )
                                                        )
                                                        )
/s/ W. H. Hernandez       Senior Vice President, Finance)
    W. H. Hernandez       (Principal Financial and      )
                          Accounting Officer)           )  November 8, 1995
                                                        )
ERROLL B. DAVIS, JR.,                                   )
STANLEY C. GAULT,                                       )
MICHELE J. HOOPER,                                      )
STEVEN C. MASON,                                        )
HAROLD A. MCINNES,                                      )
ROBERT MEHRABIAN, VINCENT                               )
A. SARNI, DAVID G. VICE,                                )
DAVID R. WHITWAM,                                       )
Directors                                               )
                           By /s/ Jerry E. Dempsey      )
                                  Jerry E. Dempsey      )
                                  Attorney-in-fact      )

                                EXHIBIT INDEX

         Exhibit                                                  Sequential
           No.                                                     Page No.

           4       PPG Industries, Inc. Deferred Compensation         10
                   Plan (Instrument defining the rights of
                   holders)

           5       Opinion and consent of Guy A. Zoghby,              42
                   Senior Vice President and General Counsel of the Registrant

          23.1     Consent of Independent Auditors                    43

          23.2     Consent of Counsel--contained in                   42
                   opinion filed as Exhibit No. 5

          24       Powers of Attorney                                 44

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